Exhibit 99.1

November 10, 2009

Dear Shareholder:

As I am sure you are aware, this year has been very difficult for banks throughout the country, including our own.  I’d like to provide a brief update on where we are today, and most importantly, our plans for the coming months.

On October 28, 2009, the merger between 1st Pacific Bank and First Business Bank was terminated because of the continuing economic and regulatory climate. We see the mutual termination as an opportunity to explore other options. We plan to move forward as an independent company and will be executing a plan to return to profitability by reducing classified loans and other Real Estate owned property and exploring options to improve our capital to asset ratio. We believe our customers, shareholders and community want to see us succeed and will be behind this effort.  As is the norm, we are in continual communication with our regulators, and they are aware of our plans.

Recent reports suggest that residential real estate is beginning to recover and the economy is showing some improvement. An economic report by the University of San Diego is particularly encouraging since it primarily reflects our local economy. While we are buoyed by these reports, many banks, like ours, remain challenged by existing loan portfolios and levels of real estate owned.

You should receive notice soon of our annual shareholders meeting on December 16, 2009, and I encourage you to attend. We sincerely appreciate your support during this time and I look forward to seeing you at the meeting.

Sincerely,

Ronald J. Carlson

Chairman of the Board

President and CEO

Member FDIC

1st Pacific Bancorp

9333 Genesee Avenue, Suite 300, San Diego, CA 92121

858 875-2000  Stock Symbol: FPBN